Exhibit (h)(4)
AMENDMENT TO THE SUB-ADMINISTRATIVE SERVICES AGREEMENT
DATED AUGUST 2, 2004
AS AMENDED DECEMBER 12, 2005
1. Paragraph 14.1 is hereby amended to reflect that any notice under the Agreement to Old Mutual Fund Services shall be delivered to 4643 South Ulster Street, Suite 600, Denver, CO 80237, Attention: General Counsel.
2. Schedule A is hereby amended as follows:
     Old Mutual Advisor Funds consists of the following Funds, each of which is subject to this Agreement:
     Old Mutual Asset Allocation Conservative Portfolio
     Old Mutual Asset Allocation Balanced Portfolio
     Old Mutual Asset Allocation Moderate Growth Portfolio
     Old Mutual Asset Allocation Growth Portfolio
     Old Mutual Copper Rock Emerging Growth Fund
     Old Mutual Analytic Defensive Equity Fund
     Old Mutual Clay Finlay China Fund
     Old Mutual Clay Finlay Emerging Markets Fund
     Old Mutual International Equity Fund

Old Mutual Fund Services	SEI Investments Global Funds Services

By: /s/ Kenneth R. Naes	By: /s/ Stephen G. Meyer

Name: Kenneth R. Naes	Name: Stephen G. Meyer

Title: Assistant Treasurer	Title: Executive Vice President